UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2015

99 CENTS ONLY STORES LLC

(Exact name of registrant as specified in its charter)

California	1-11735	95-2411605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 East Union Pacific Avenue
City of Commerce, California	90023
(Address of principal executive offices)	(Zip Code)

(323) 980-8145

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Felicia Thornton; Resignation of Michael Fung

On November 2, 2015, the registrant announced that Felicia Thornton has been appointed as Chief Financial Officer and Treasurer of 99 Cents Only Stores LLC (the “Company”) and its parent, Number Holdings, Inc. (“Holdings”), effective immediately.  Michael Fung will resign from his positions as Interim Chief Financial Officer and Treasurer of each of the Company and Holdings.  Mr. Fung will remain as a member of the Board of Directors of Holdings (the “Board”) and will resume his role as Chairperson of the Audit Committee of the Board.  A copy of the press release announcing Ms. Thornton’s appointment is included herewith as Exhibit 99.1 and by this reference incorporated herein.

Ms. Thornton has extensive executive experience in retail, and particularly in the grocery store industry, having served in senior leadership positions at DSM, Inc., Albertsons, and The Kroger Company. Most recently at DSM, Inc., she served as Co-Chief Executive Officer, President and Chief Operating Officer of the supermarket chain, and prior to that, she was Chief Executive Officer of Knowledge Universe U.S., one of the largest private childhood education companies. At Albertsons, she served as Chief Financial Officer and led overall strategy for the company for over five years. For eight years prior to that, Ms. Thornton served in a variety of executive strategic and financial roles at Ralphs and Fred Meyer, both of which eventually became part of The Kroger Company, where she continued as Group Vice President responsible for retail operations.

There are no relationships between Ms. Thornton and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Employment Agreement with Ms. Thornton

Ms. Thornton entered into an employment agreement with the Company as of October 31, 2015.  Ms. Thornton will be entitled to receive an annual base salary of $650,000 during the term of the employment agreement.  In addition, Ms. Thornton will receive a signing bonus of $500,000, subject to repayment upon certain terminations of employment. Beginning in fiscal year 2017, Ms. Thornton will be eligible to receive an annual incentive bonus with a target of 75% of her annual base salary and a maximum of 150% of her annual base salary.   Additionally, Ms. Thornton is entitled to reimbursement of up to $100,000 for her reasonable out-of-pocket expenses in connection with transition to Los Angeles and transfer of household goods from her former residence.

If Ms. Thornton is terminated by the Company for any reason other than for Cause or resigns for Good Reason, subject to her execution and non-revocation of a release of claims against the Company and continued compliance with her fair competition agreement, Ms. Thornton will receive continued payments of her annual base salary and an amount equal to the employer portion of her health insurance premiums (i) if prior to November 2, 2017, for 18 months following termination of employment or (ii) if on or after November 2, 2017, for 12 months following termination of employment, in each case, in accordance with the Company’s regular payroll schedule.  Following Ms. Thornton’s termination of employment, if she is employed by, or self-employed and performing services to, an affiliate of the Company or Holdings, the Company shall enter into a consulting agreement with Ms. Thornton through the fourth anniversary of her start date, on mutually agreeable terms.

Ms. Thornton also is expected to be granted 10,000 options to purchase shares of common stock of Holdings on the following terms.  One-half of the options vest on each of the first four anniversaries of Ms. Thornton’s start date, and the other half of the options vest based on the achievement of certain performance targets.  Ms. Thornton is entitled to “net exercise” of her options upon certain terminations of employment.    Additionally, if Ms. Thornton’s employment is terminated without Cause or she resigns for Good Reason, (i) a pro-rata portion of her time-based options will vest based on the number of days she performed service during the fiscal year and (ii) a pro-rata portion of her performance-based options will vest based on the number of days she performed service during the first four fiscal years of her employment and the performance of Holdings through the fiscal year of termination.

The foregoing descriptions of the employment agreement and stock options are only a summary, do not purport to be complete and are qualified in their entirety by reference to the employment agreement and form of option agreement, which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and by this reference incorporated herein.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated October 31, 2015
10.2	Form of Stock Option Agreement
99.1	Press Release, dated November 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

99 CENTS ONLY STORES LLC

Dated: November 3, 2015	By:	/s/ Geoffrey J. Covert
Geoffrey J. Covert
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated October 31, 2015
10.2	Form of Stock Option Agreement
99.1	Press Release, dated November 2, 2015